Exhibit T3A.13

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “ CBL EL PASO MEMBER, LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF NOVEMBER, A.D. 2011, AT 3:05 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
5069661 8100	AUTHENTICATION: 9176500

111222540	DATE: 11-22-11

you may verify this certificate online
at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division or Corporations Delivered 04:32 PM 11/22/2011 FILED 03:05 PM 11/22/2011 SRV 111222540 - 5069661 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is
CBL El Paso Member, LLC

Second: The address of its registered office in the State of Delaware is ___________________

2711 Centerville Road, Suite 400 in the City of Wilmington .
Zip code 19808 . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is 12/31/2051 .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this
22nd	day of	November	,	2011	.

By:
Authorized Person (s)

Name:	James Henderson